EXHIBIT 10.2
AMENDED AND RESTATED GUARANTEE
AND COLLATERAL AGREEMENT
dated as of
June 29 , 2007,
among
LIVE NATION, INC. (f/k/a CCE SPINCO, INC.),
LIVE NATION WORLDWIDE, INC. (f/k/a SFX ENTERTAINMENT, INC.),
THE OTHER SUBSIDIARIES OF LIVE NATION, INC.
IDENTIFIED HEREIN
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement

SECTION 1.02. Other Defined Terms

ARTICLE II

Guarantee

SECTION 2.01. Guarantee

SECTION 2.02. Guarantee of Payment

SECTION 2.03. No Limitations

SECTION 2.04. Reinstatement

SECTION 2.05. Agreement To Pay; Subrogation

SECTION 2.06. Information

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge

SECTION 3.02. Delivery of the Pledged Collateral

SECTION 3.03. Representations, Warranties and Covenants

SECTION 3.04. Limited Liability Company and Limited Partnership Interests

SECTION 3.05. Registration in Nominee Name; Denominations

SECTION 3.06. Voting Rights; Dividends and Interest

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest

SECTION 4.02. Representations and Warranties

SECTION 4.03. Covenants

SECTION 4.04. Other Actions

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default

SECTION 5.02. Application of Proceeds

SECTION 5.03. Grant of License to Use Intellectual Property

SECTION 5.04. Securities Act

SECTION 5.05. Registration

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation

SECTION 6.02. Contribution and Subrogation

SECTION 6.03. Subordination

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices

SECTION 7.02. Waivers; Amendment

SECTION 7.03. Administrative Agent’s Fees and Expenses; Indemnification

SECTION 7.04. Successors and Assigns

SECTION 7.05. Survival of Agreement

SECTION 7.06. Counterparts; Effectiveness; Several Agreement

SECTION 7.07. Severability

SECTION 7.08. Right of Set-Off

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process

SECTION 7.10. WAIVER OF JURY TRIAL

SECTION 7.11. Headings

SECTION 7.12. Security Interest Absolute

SECTION 7.13. Termination or Release

SECTION 7.14. Additional Subsidiaries

SECTION 7.15. Administrative Agent Appointed Attorney-in-Fact

SECTION 7.16. Effect of Restatement; Reaffirmation of Guarantee and Security Interest

Schedules Schedule I Schedule II Schedule III Schedule IV Schedule V Exhibits Exhibit I Exhibit II	Subsidiary Loan Parties Pledged Stock; Pledged Debt Securities Intellectual Property Insurance Requirements Commercial Tort Claims Form of Supplement Form of Perfection Certificate

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT dated as of June 29, 2007, among LIVE NATION, INC. (f/k/a CCE SPINCO, INC.), LIVE NATION WORLDWIDE, INC., (f/k/a SFX ENTERTAINMENT, INC.) the other Subsidiaries of LIVE NATION, INC. identified herein and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Reference is made to the Amended and Restated Credit Agreement dated as of June 29, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Live Nation, Inc. (“Parent”), Live Nation Worldwide, Inc. (the “US Borrower”), the Foreign Borrowers party thereto (together with the US Borrower, the “Borrowers”), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, J.P. Morgan Europe Limited, as London Agent, and Bank of America, N.A., as Syndication Agent, and to the Guarantee and Collateral Agreement dated as of December 21, 2005 (the “Existing Guarantee and Collateral Agreement”) among Parent, the US Borrower, the other subsidiaries of Live Nation, Inc. identified therein and the Administrative Agent, pursuant to which, among other things, the Grantors party thereto guaranteed the Obligations (as defined therein) and provided security therefor. The Borrowers, the other Guarantors and the Administrative Agent desire to amend and restate the Existing Guarantee and Collateral Agreement in the form hereof to, among other things, reaffirm their obligations under the Existing Guarantee and Collateral Agreement and to make certain amendments thereto. The Lenders have agreed to amend the Amended Original Credit Agreement and to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The consents to such amendments and the obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Parent and the Subsidiary Loan Parties are affiliates of the Borrowers, will derive substantial benefits from the amendments and the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to agree to such amendments and extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b) The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Agreement” means this Guarantee and Collateral Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.

“Borrowers” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Claiming Party” has the meaning assigned to such term in Section 6.02.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Contributing Party” has the meaning assigned to such term in Section 6.02.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Existing Guarantee and Collateral Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Grantors” means Parent, the US Borrower and each other Material Subsidiary that is a Domestic Subsidiary.

“Guarantors” means Parent, the US Borrower and each other Material Subsidiary that is a Domestic Subsidiary.

“Guarantee and Collateral Agreement Supplement” means an instrument in the form of Exhibit I hereto.

“Parent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, (iii) all reimbursement obligations of the Canadian Borrowers in respect of B/As accepted under or pursuant to the Credit Agreement and (iv) all other monetary obligations of the Borrowers under the Credit Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (b) the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to the Credit Agreement and each of the other Loan Documents

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) Loan Document Obligations and (b) the due and punctual payment of all monetary obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (other than Swap Agreements entered into after (A) the principal of and interest on each Loan and all fees payable under or pursuant to the Credit Agreement have been paid in full, (B) the Lenders have no further commitment to lend under or pursuant to the Credit Agreement, (C) the LC exposures have been reduced to zero and (D) the Issuing Banks have no further obligations to issue Letters of Credit).

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer and the chief legal officer of the US Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) any Issuing Bank, (d) each counterparty to any Swap Agreement with a Loan Party the obligations under which constitute Obligations, (e) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (f) the successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Loan Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Loan Party after the Effective Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“US Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

“US Borrower Subsidiary Party” means each party hereto that is a Subsidiary of the US Borrower.

ARTICLE II

Guarantee

SECTION 2.01. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Obligations. Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the applicable Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the applicable Borrower or any other Person.

SECTION 2.03. No Limitations. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Administrative Agent and the other Secured Parties to take and hold security for the payment of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the applicable Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the applicable Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the applicable Borrower or any other Loan Party or exercise any other right or remedy available to them against the applicable Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the applicable Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04. Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of any Borrower, any other Loan Party or otherwise.

SECTION 2.05. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the applicable Borrower or any other Loan Party to pay any Obligation when and as the same shall become due and after the expiration of any applicable grace period, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the applicable Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01. Pledge. As security for the payment, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the other Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the other Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a) all Equity Interests owned by it and listed on Schedule II and any other Equity Interests obtained in the future by such Grantor and, as reasonably requested by the Administrative Agent, the certificates or other instruments representing all such Equity Interests (the “Pledged Stock”), provided that the Pledged Stock shall not include more than 66.5% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary to the extent that the pledge of any greater percentage would result in adverse tax consequences; (b)(i) all Indebtedness of Parent, any Borrower or any other Subsidiary that is evidenced by a promissory note, owing to any Loan Party and constitutes Collateral and listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.01; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”), provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a pledge or grant of a security interest in any Pledged Collateral if, to the extent and for so long as the Administrative Agent, in consultation with the US Borrower, reasonably determines that the cost to the Borrowers of creating or perfecting a pledge or security interest in such Pledged Collateral (taking into account (i) any adverse tax consequences to Parent, the Borrowers and the other Subsidiaries (including the imposition of withholding or other material taxes on Lenders) and (ii) with respect to security interests in Equity Interests in Persons that are not, directly or indirectly, wholly owned by Parent, any restrictions on the creation or perfection of such security interests (including the costs of obtaining necessary consents and approvals from other holders of Equity Interest in such Persons) shall be commercially unreasonable in view of the benefits to be obtained by the Lenders therefrom.

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the other Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent, for the benefit of the other Secured Parties, any and all Pledged Securities.

(b) Upon delivery to the Administrative Agent, (i) any Pledged Stock shall be accompanied by stock powers duly endorsed in blank by the applicable Grantor or other instruments of transfer satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.03. Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Administrative Agent, for the benefit of the other Secured Parties, that with respect to such Grantor:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by such Grantor’s Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder by such Grantor in order to satisfy the Collateral and Guarantee Requirement;

(b) the Grantor’s Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by such Grantor and (i) in the case of such Pledged Stock, are fully paid and nonassessable and (ii) in the case of such Pledged Debt Securities, are legal, valid and binding obligations of such Grantor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law;

(c) except for the security interests granted hereunder, such Grantor (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement, Permitted Encumbrances and transfers made in compliance with the Credit Agreement, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement, Permitted Encumbrances and transfers made in compliance with the Credit Agreement and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Liens created by this Agreement and Permitted Encumbrances), however, arising, of all Persons whomsoever;

(d) except for restrictions and limitations imposed by the Loan Documents or securities laws generally and except as described, with respect to Pledged Collateral pledged by Parent or any Subsidiary on or after the date hereof only, in the applicable Perfection Certificate, all of such Grantor’s Pledged Collateral is and will continue to be freely transferable and assignable, and none of such Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e) each Grantor has the corporate or equivalent power and authority to pledge all of such Grantor’s Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person to be obtained by any Loan Party pursuant to any applicable law, rule or regulation applicable to it was or is necessary to the validity of such Grantor’s pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by such Grantor of this Agreement, when any of such Grantor’s Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected first-priority lien upon and security interest in such Pledged Securities as security for the payment of the Obligations;

(h) such Grantor’s pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the other Secured Parties, the rights of the Administrative Agent in all of such Grantor’s Pledged Collateral as set forth herein; and

(i) except as described, with respect to Pledged Stock pledged by Parent or any Subsidiary after the date hereof only, in the applicable Perfection Certificate or as provided in Section 3.04, none of such Grantor’s Pledged Stock consisting of partnership or limited liability company interests (i) is dealt in or traded on a securities exchange or securities market, (ii) is a security governed by Article 8 of the New York UCC, (iii) is an investment company security, (iv) is held in a securities account or (v) constitutes a “security” or “financial asset” as such terms are defined in Article 8 of the New York UCC.

SECTION 3.04. Limited Liability Company and Limited Partnership Interests. So long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit or B/A is outstanding and so long as the Commitments have not expired or terminated, such Grantor shall not elect to treat any interest in any limited liability company or limited partnership pledged hereunder as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless such Grantor provides prior written notification to the Administrative Agent of such election and immediately delivers any such certificate to the Administrative Agent pursuant to the terms hereof.

SECTION 3.05. Registration in Nominee Name; Denominations. If an Event of Default shall occur and be continuing and the Administrative Agent shall give the US Borrower notice of its intent to exercise such rights, the Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent. Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06. Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the US Borrower that the rights of the Grantors under this Section 3.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the US Borrower of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 3.06, then all rights of any Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the benefit of the other Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived and the US Borrower has delivered to the Administrative Agent a certificate to that effect, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.06 shall be reinstated.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the US Borrower of the suspension of the rights of the Grantors under paragraph (a)(iii) of this Section 3.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, for the benefit of the other Secured Parties, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Administrative Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the US Borrower has delivered to the Administrative Agent a certificate to that effect, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(d) Any notice given by the Administrative Agent to the US Borrower suspending the rights of the Grantors under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest. (a) As security for the payment in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the other Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the other Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii)all Chattel Paper; (iii) (iv)	all Deposit Accounts; all Documents;

(v) all Equipment;

(vi) (vii) (viii) (ix)	all General Intangibles; all Instruments; all Inventory; all Investment Property;

(x) letter of credit rights;

(xi) commercial tort claims listed on Schedule V;

(xii) all books and records pertaining to the Article 9 Collateral; and

(xiii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing, provided that notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (A) any Excluded Assets, (B) more than 66.5% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary to the extent that the pledge of any greater percentage would result in adverse tax consequences or (C) any asset if, to the extent and for so long as the Administrative Agent, in consultation with the US Borrower, reasonably determines that the cost to the Borrower of creating or perfecting a pledge or security interest in such asset (taking into account (i) any adverse tax consequences to Parent, the Borrowers and the other Subsidiaries (including the imposition of withholding or other material taxes on Lenders) and (ii) with respect to security interests in Equity Interests in Persons that are not, directly or indirectly, wholly owned by Parent, any restrictions on the creation or perfection of such security interests (including the costs of obtaining necessary consents and approvals from other holders of Equity Interest in such Persons) shall be commercially unreasonable in view of the benefits to be obtained by the Lenders therefrom.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as all assets of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (a) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (b) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request.

Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any contract, agreement or instrument to which a Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the unenforceability of any right of the Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such contract, agreement or instrument (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), provided, however, that such security interest shall attach immediately at such time as the condition causing such unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such contract or agreement that does not result in any of the consequences specified in clause (i) or (ii) above including any proceeds of such contract or agreement.

SECTION 4.02. Representations and Warranties. Each Grantor represents and warrants to the Administrative Agent and the other Secured Parties that with respect to such Grantor:

(a) Such Grantor has good and valid rights in and title to such Grantor’s Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full corporate or equivalent power and authority to grant to the Administrative Agent, for the benefit of the other Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained and in full force and effect.

(b) Each Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of such Grantor, is correct and complete, in all material respects, as of the Effective Date, except as specified in schedules attached to Supplements hereto, a certificate delivered prior to the date hereof pursuant to Section 5.01(c) or 5.03(b) of the Amended Original Credit Agreement or in the schedules attached hereto, all of which have been duly prepared, completed and executed. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent by such Grantor in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the US Borrower to the Administrative Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.03(a) or 5.12 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in all of such Grantor’s Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the other Secured Parties, in respect of all of such Grantor’s Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that a fully executed agreement in the form hereof and containing a description of all of such Grantor’s Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights have been delivered to the Administrative Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent, for the benefit of the other Secured Parties, in respect of all of such Grantor’s Article 9 Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any of such Grantor’s Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the Effective Date)).

(c) The Security Interest constitutes (i) a legal and valid security interest in all of such Grantor’s Article 9 Collateral securing the payment of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all of such Grantor’s Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all of such Grantor’s Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205 and otherwise as may be required pursuant to the laws of any other necessary jurisdiction. The Security Interest is and shall be prior to any other Lien on any of such Grantor’s Article 9 Collateral, other than Permitted Encumbrances that have priority as a matter of law and Liens expressly permitted to be prior to the Security Interest pursuant to Section 6.02(a) of the Credit Agreement.

(d) All of such Grantor’s Article 9 Collateral is owned by such Grantor free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.02(a) of the Credit Agreement. Such Grantor has not filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any of such Grantor’s Article 9 Collateral, (ii) any assignment in which any such Grantor assigns any Collateral or any security agreement or similar instrument covering any of such Grantor’s Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any such Grantor assigns any of such Grantor’s Article 9 Collateral or any security agreement or similar instrument covering any of such Grantor’s Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.02(a) of the Credit Agreement.

SECTION 4.03. Covenants. (a) Each Grantor agrees promptly to notify the Administrative Agent in writing of any change (i) in its corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Article 9 Collateral owned by it or any office or facility at which Article 9 Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in its identity or type of organization or corporate structure, (iv) to the extent applicable, in its Federal Taxpayer Identification Number or organizational identification number or (v) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all of such Grantor’s Article 9 Collateral. Each Grantor agrees promptly to notify the Administrative Agent if any material portion of the Article 9 Collateral owned or held by such Grantor is damaged or destroyed.

(b) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Article 9 Collateral owned by it, and, at such time or times as the Administrative Agent may reasonably request, promptly to prepare and deliver to the Administrative Agent a duly certified schedule or schedules in form and detail satisfactory to the Administrative Agent showing the identity, amount and location of any and all Article 9 Collateral owned by it.

(c) Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a) of the Credit Agreement, Parent shall deliver to the Administrative Agent a certificate executed by a Financial Officer and the general counsel of Parent (i) setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 4.03(c) and (ii) certifying that, to the best knowledge of such Financial Officer and general counsel, all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Article 9 Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (a) of this Section 4.03 to the extent necessary to protect and perfect the Security Interest for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period). Each certificate delivered pursuant to this Section 4.03(c) shall identify in the format of Schedule III all Intellectual Property of any Grantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Administrative Agent.

(d) Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral owned by it against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral owned by it and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement.

(e) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral owned by it shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be immediately pledged and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks, provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(f) The Administrative Agent and such Persons as the Administrative Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(g) At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any other Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances or maintenance as set forth herein or in the other Loan Documents.

(h) If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Administrative Agent for the benefit of the other Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(i) Each Grantor (rather than the Administrative Agent or any Secured Party) shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the other Secured Parties from and against any and all liability for such performance.

(j) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except that unless and until the Administrative Agent shall notify the Grantors that an Event of Default shall have occurred and be continuing and that during the continuance thereof the Grantors shall not sell, convey, lease, assign, transfer or otherwise dispose of any Article 9 Collateral (which notice may be given by telephone if promptly confirmed in writing), the Grantors may use and dispose of the Article 9 Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Credit Agreement or any other Loan Document. Without limiting the generality of the foregoing, each Grantor agrees that it shall not permit any Inventory to be in the possession or control of any warehouseman, agent, bailee, or processor at any time unless such warehouseman, bailee, agent or processor shall have been notified of the Security Interest and shall have acknowledged in writing, in form and substance reasonably satisfactory to the Administrative Agent, that such warehouseman, agent, bailee or processor holds the Inventory for the benefit of the Administrative Agent subject to the Security Interest and shall act upon the instructions of the Administrative Agent without further consent from the Grantor, and that such warehouseman, agent, bailee or processor further agrees to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

(k) None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Grantor is engaged.

(l) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Schedule IV hereto and Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent reasonably deems advisable. All reasonable out-of-pocket sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, reasonable out-of-pocket expenses and other reasonable charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

(m) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Administrative Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, for the benefit of the other Secured Parties, accompanied by such instruments of transfer or assignment duly endorsed in blank by such Grantor as the Administrative Agent may from time to time reasonably request.

(b) Deposit Accounts. For each deposit account that any Grantor at any time opens or maintains, such Grantor shall, either (i) cause the depositary bank to agree to comply with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Grantor or any other Person, pursuant to an agreement satisfactory to the Administrative Agent, or (ii) arrange for the Administrative Agent to become the customer of the depositary bank with respect to the deposit account, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw funds from such deposit account. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor unless an Event of Default has occurred and is continuing, or, after giving effect to any such withdrawal rights, would occur. The provisions of this paragraph shall not apply to (A) any deposit account for which any Grantor, the depositary bank and the Administrative Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Administrative Agent for the specific purpose set forth therein and (B) deposit accounts for which the Administrative Agent is the depositary.

(c) Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, for the benefit of the other Secured Parties, accompanied by such instruments of transfer or assignment duly endorsed in blank by such Grantor as the Administrative Agent may from time to time specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Administrative Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a securities intermediary or commodity intermediary, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such security entitlements, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of any Grantor or such nominee, or (ii) in the case of financial assets or other Investment Property held through a securities intermediary, arrange for the Administrative Agent to become the entitlement holder with respect to such investment property, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such investment property. The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights, would occur. The provisions of this paragraph shall not apply to any financial assets credited to a securities account for which the Administrative Agent is the securities intermediary.

(d) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures reasonably satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(e) Letter of Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

((f) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a commercial tort claim in an amount reasonably estimated to exceed $250,000, the Grantor shall promptly notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not do any act or omit do to any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Grantor shall notify the Administrative Agent promptly if it knows or has reason to know that any Patent, Trademark or Copyright material to the conduct of its business may become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly informs the Administrative Agent, and, upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) Each Grantor will take all necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g) In the event that any Grantor has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Administrative Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h) Upon and during the continuance of an Event of Default, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained on commercially reasonable terms), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other reasonable out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, upon the occurrence and during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

SECTION 5.04. Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.05. Registration. Each Grantor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Collateral at a public sale, such Grantor will, at any time and from time to time, upon the written request of the Administrative Agent, use its commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Collateral. Each Grantor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, reasonable out-of-pocket expenses, reasonable costs of counsel (including reasonable fees and expenses to the Administrative Agent of legal counsel), and claims (including the reasonable costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Grantor or the issuer of such Pledged Collateral by the Administrative Agent or any other Secured Party expressly for use therein. Each Grantor further agrees, upon such written request referred to above, to use its commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Grantor will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Grantor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), each Borrower agrees that (a) in the event a payment of an obligation shall be made by any Guarantor under this Agreement, such Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation owed to any Secured Party, the applicable Borrower shall indemnify such Grantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02. Contribution and Subrogation. Each US Borrower Subsidiary Party (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other US Borrower Subsidiary Party hereunder in respect of any Obligation or assets of any other US Borrower Subsidiary Party shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other US Borrower Subsidiary Party (the “Claiming Party”) shall not have been fully indemnified by the applicable Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the US Borrower Subsidiary Parties on the date hereof (or, in the case of any US Borrower Subsidiary Party becoming a party hereto pursuant to Section 7.14, the date of the Guarantee and Collateral Agreement Supplement hereto executed and delivered by such US Borrower Subsidiary Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors and Grantors under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of any Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its obligations hereunder, and each Guarantor or Grantor shall remain liable for the full amount of the obligations of such Guarantor or Grantor hereunder.

(b) Each Guarantor and Grantor hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the US Borrower as provided in Section 9.01 of the Credit Agreement.

SECTION 7.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

SECTION 7.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 9.03(b) of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable out-of-pocket expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, reasonably incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of the Loan Documents or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, B/A or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Parent, the Borrowers or any of the other Subsidiaries, or any Environmental Liability related in any way to Parent, the Borrowers or any of the other Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by Parent or any Affiliate thereof, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable out-of-pocket expenses are determined by a court of competent jurisdiction by final and non-appealed judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or such Indemnitee’s violation of any applicable law or breach of its obligations under the Loan Documents.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.

SECTION 7.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 7.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08. Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Subsidiary Loan Party against any of and all the obligations of such Subsidiary Loan Party now or hereafter existing under this Agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

SECTION 7.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Parent, the US Borrower and the Subsidiary Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealed judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Parent, the US Borrower, the Subsidiary Loan Parties, any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party hereto or their properties in the courts of any jurisdiction.

(c) Each of Parent, the US Borrower and the Subsidiary Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

SECTION 7.13. Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when all the outstanding Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Issuing Banks have no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Subsidiary Loan Party shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Loan Party shall be automatically released and all provisions of the Loan Documents shall cease to apply to such Subsidiary Loan Party upon (i) the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary, (ii) the designation of a Material Subsidiary as an Excluded Subsidiary permitted by the Credit Agreement as a result of which such Subsidiary Loan Party ceases to be a Material Subsidiary and (iii) a Material Subsidiary’s (under and as defined in the Amended Original Credit Agreement) designation as an Excluded Subsidiary under the Credit Agreement effective as of the Effective Date, provided that if so required by the Credit Agreement, the Required Lenders shall have consented to such transaction or designation and the terms of such consent did not provide otherwise.

(c) Upon any sale or other transfer by any Grantor (other than to Parent or any Subsidiary) of any Collateral that is permitted under any Loan Document, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to clause (a), (b) or (c) of this Section 7.13, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to or warranty by the Administrative Agent.

SECTION 7.14. Additional Subsidiaries. Upon execution and delivery by the Administrative Agent and a Subsidiary of a Guarantee and Collateral Agreement Supplement, such Subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.15. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct (as determined by a court of competent jurisdiction by final and non-appealed judgment).

SECTION 7.16. Effect of Restatement; Reaffirmation of Guarantee and Security Interest. This Agreement shall supersede the Existing Guarantee and Collateral Agreement from and after the Effective Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE SUBSIDIARY LOAN PARTIES SET FORTH ON SCHEDULE 1-A HERETO
by
/s/ Alan Ridgeway

Alan Ridgeway

THE SUBSIDIARY LOAN PARTIES
SET FORTH ON SCHEDULE 1-B HERETO
by
/s/ Matt Bair
Matt Bair

THE SUBSIDIARY LOAN PARTIES SET FORTH ON SCHEDULE 1-C HERETO
by
/s/ Bruce Eskowitz

Bruce Eskowitz

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT,
by
/s/ Tina L. Ruyter

Tina L. Ruyter
Vice President